Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI SECURITIES TO CEASE NYSE TRADING

MOUNTAIN VIEW, Calif., (November 1, 2005) — SGI announced today that it has been advised by the New York Stock Exchange (NYSE) that its common stock– ticker symbol SGI – and its 6.5% Senior Secured Convertible Notes due June 1, 2009 – ticker symbol SGI 09 – will longer be traded on the NYSE beginning with the opening of business on Monday, November 7, 2005. The Company expects its common stock will be quoted on the OTC Bulletin Board.

As previously reported, SGI received notice from the NYSE on May 9, 2005 that SGI’s common stock had fallen below the NYSE’s minimum share price standard for continued listing. The NYSE’s standard requires that a company’s common stock trade at a minimum average closing share price of $1.00 during a consecutive 30-day trading period. SGI’s common stock has not returned to compliance with this standard.

On November 1, 2005, the NYSE notified SGI of its decision to suspend trading and stated that an application to the Securities and Exchange Commission to delist these securities from the NYSE is pending the completion of applicable procedures.

This news release contains forward-looking statements relating to future events that involve risks and uncertainties. Future events could differ materially from the expectations discussed or implied herein. Factors that might cause such a difference include risks relating to SGI’s ability to have its securities quoted on the OTC Bulletin Board or any other securities quotation service and other risks as detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's annual report on Form 10-K for the year ended June 24, 2005. SGI undertakes no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing

1500 Crittenden Lane
Mountain View, CA 94043
Telephone 650.960.1980
sgi.com

MEDIA CONTACT
Caroline Japic
caroline@sgi.com
650.933.7210

INVESTOR CONTACT
Beth Howe
bhowe@sgi.com
650.933.8279

SGI PR HOTLINE
650.933.7777

SGI PR FACSIMILE
650.933.0283

—more—

technologies for homeland security and defense or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

—end—

Silicon Graphics, SGI, the SGI cube and the SGI logo are registered trademarks and The Source of Innovation and Discovery is a trademark of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.